UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

JANUS HENDERSON GROUP PLC
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Internal Memo

Subject: Corporate Update

Hi everyone,

We wanted to provide an update on the unsolicited, non-binding acquisition proposal Janus Henderson received from Victory Capital last month.

Earlier today, the Special Committee of our Board of Directors and the Board itself confirmed that the existing take-private agreement with Trian and General Catalyst continues to be the superior path forward and in the best interests of our shareholders and our company—offering compelling certainty and cash value, and a faster, more certain path to closing than the unsolicited, non-binding proposal we received from Victory Capital. I encourage you to read the full press release that was issued this morning here: https://ir.janushenderson.com/News--Events/news/news-details/2026/Janus-Henderson-Group-plc-Board-of-Directors-Determines-by-Unanimous-Vote-that-Victory-Capitals-Proposal-Is-Not-Superior-and-Reaffirms-Recommendation-of-Transaction-with-Trian-and-General-Catalyst/default.aspx.

The Special Committee, supported by its world-class advisors, Wachtell, Lipton, Rosen & Katz and Goldman Sachs, came to its decision after thoroughly evaluating the proposal from Victory Capital, engaging directly with the management at Victory Capital to hear their plans.

The Special Committee looked closely at many key issues, including uncertainty in receiving the required client consents, challenges to obtaining the approval of Janus Henderson shareholders, the fact that Victory Capital would also need approval from its own shareholders, and the bid’s aggressive synergy targets. Those targets suggest a level of cost cutting that could lead to the disruption of systems and services, attrition of investment staff, deterioration in compliance functions, and the degradation of investment performance and the client experience.

Since Victory Capital went public with its proposal, we’ve also heard consistent feedback from clients and investment consultants about Victory Capital’s offer and how they operate. The Special Committee took this feedback seriously. Some of our most important clients told us they would have significant reservations about maintaining their relationships with us if we moved forward with Victory Capital. Based on that input, it’s uncertain that the required client consents would be received in a transaction with Victory Capital.

In parallel, key investment teams have similarly voiced clear support for our existing strategy and have likewise articulated deep reservations about a transaction with Victory Capital, some even saying they would resign.

We’re grateful for the strong partnership we’ve built with our clients and with all of you. That trust led people to speak openly, and those perspectives were carefully considered by the Special Committee.

Sometimes it can be easy for some to lose sight of the fact that asset management is a people business—that the employees at Janus Henderson collectively are the reason why we are able to deliver over 60 million brighter futures around the world. Each of us has a role to play in shaping the future of this company.

Over the past few weeks, there have been colleagues who have shared their perspectives, and we want to thank you for your candor and the time you took to convey your views, and we continue to welcome your input. For those of you who are also JHG shareholders and Janus Henderson fund holders, a great way to express your views is by voting at the Janus Henderson shareholders’ meeting on April 16, 2026. Our Board strongly recommends that our shareholders vote in favor of the Trian/General Catalyst transaction, and you all represent a meaningful percentage of shareholder votes. We also strongly believe this path will provide continuity for our clients and employees, as we continue to build on the strong momentum we have achieved together over the past several years. To be clear, our take-private agreement with Trian and General Catalyst remains in full force and effect, and we are expeditiously moving forward towards closing that transaction accordingly.

Recognizing that there has been some noise as this process has unfolded, I am so proud of the focus and dedication each of you individually and collectively are demonstrating across the organization. I can’t emphasize enough how much I appreciate how hard everyone has been working over the last few months during this period—from those of you who have been working directly or indirectly on this transaction, to those of you who are continuing to do the excellent work we do every day putting our clients first—always, together. This is the team I want to be part of. Thank you!

Please don’t hesitate to reach out with any comments or questions. As I’ve said before, we will navigate this together, and we’ll continue to keep you posted on significant milestones as the process moves forward.

Best,

Ali

Forward Looking Statements

Certain statements in this communication not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this communication include, but are not limited to, the impact of any alternative proposal, Janus Henderson’s ability to obtain the regulatory, shareholder and other approvals required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur, the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on Janus Henderson’s business, that the proposed transaction generally may involve unexpected costs, liabilities or delays, that the business of Janus Henderson may suffer as a result of uncertainty surrounding the proposed transaction or the identity of the purchaser, that Janus Henderson may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in certain of Janus Henderson’s funds, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), volatility or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions, and other risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by Janus Henderson with the SEC from time to time.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Janus Henderson Group plc (“Janus Henderson”) filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2026, which will be first mailed to Janus Henderson’s shareholders on or about March 12, 2026. Janus Henderson and affiliates of Janus Henderson jointly filed a transaction statement on Schedule 13E-3 on March 11, 2026. Janus Henderson may also file other documents with the SEC regarding the proposed transaction, including amendments or supplements to the proxy statement or Schedule 13E-3. This communication is not a substitute for the proxy statement, the Schedule 13E-3 or any other document that may be filed by Janus Henderson with the SEC. INVESTORS AND SECURITY HOLDERS OF JANUS HENDERSON ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the proxy statement and the Schedule 13E-3 and other documents that are filed with the SEC by Janus Henderson free of charge from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

Participants in the Solicitation

Janus Henderson and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Janus Henderson’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Janus Henderson and their ownership of Janus Henderson common shares is contained in the definitive proxy statement for Janus Henderson’s 2025 annual meeting of shareholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on March 21, 2025, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Board Compensation,” “Proposal 2: Advisory Say-on-Pay Vote on Executive Compensation,” “Executive Compensation,” “Executive Compensation Tables,” “Securities Ownership of Certain Beneficial Owners and Management” and “Our Executive Officers.” Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Janus Henderson in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, has been included in the definitive proxy statement relating to the proposed transaction. To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Statements of Change in Ownership of Janus Henderson on Forms 3 and 4 filed with the SEC. Free copies of the proxy statement relating to the proposed transaction and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.